Exhibit 99.1

XL Capital Ltd
XL House
One Bermudiana Road
P.O. Box HM 2245
Hamilton HM JX
Bermuda

Phone: (441) 292-8515
Fax:     (441) 292-5280

Contact:	David Radulski	Carol A. Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL CAPITAL REPORTS FULL YEAR 2007 NET INCOME AVAILABLE TO ORDINARY
SHAREHOLDERS OF $360.4 MILLION, OR $2.01 PER ORDINARY SHARE

Fourth quarter 2007 net loss of $1.06 billion or $6.01 per ordinary share –
in line with pre-announcement on January 23, 2008

Fourth Quarter and Full Year Highlights

•	Net income available to ordinary shareholders for the quarter and year ended December 31, 2007 excluding previously announced charges was $439.9 million and $1.86 billion, respectively
•	Combined ratio from P&C operations was 93.3% for the quarter and 88.8% for the year
•	Net investment income for the quarter increased 7.3% to $560.5 million from the prior year quarter
•	Return on ordinary shareholders’ equity, based on “net income excluding net realized gains and losses” [1], was 4.9% for the quarter and 18.7% for the full year
•	Basic and diluted book value per ordinary share was $51.16 at December 31, 2007

HAMILTON, BERMUDA, February 5, 2008 -- XL Capital Ltd (“XL” or the “Company”) (NYSE: XL) today reported a net loss to ordinary shareholders for the quarter ended December 31, 2007 of $1.06 billion, or a net loss of $6.01 per ordinary share, compared with net income of $471.1 million, or net income of $2.62 per ordinary share, for the quarter ended December 31, 2006.

“Net income excluding net realized gains and losses”1 for the fourth quarter of 2007 was $117.1 million, or $0.66 per ordinary share, compared with $510.4 million, or $2.84 per ordinary share, for the prior year quarter.

1 Defined as net income available to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for Security Capital Assurance Ltd (“SCA”) and the Company’s other insurance company operating affiliates, herein referred to as “net income excluding net realized gains and losses”. “Net income excluding net realized gains and losses” is a non-GAAP measure.   See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of net income/loss excluding net realized gains and losses to net income available to ordinary shareholders.

The net loss to ordinary shareholders for the quarter ended December 31, 2007 includes previously announced charges of $1.5 billion, net of tax, related to credit market conditions. (See attached table.)  Excluding these charges, net income available to ordinary shareholders was $439.9 million and $1.86 billion for the quarter and year ended December 31, 2007, respectively.

For the twelve months ended December 31, 2007, net income available to ordinary shareholders was $360.4 million, or $2.01 per ordinary share, compared with $1.72 billion, or $9.60 per ordinary share, for the twelve months ended December 31, 2006. “Net income excluding net realized gains and losses” for the same period was $1.75 billion, or $9.72 per ordinary share, as compared with $1.76 billion, or $9.79 per ordinary share, for the twelve months ended  December 31, 2006.

Return on ordinary shareholders' equity was 3.9% and 19.6% for twelve months ended December 31, 2007 and 2006, respectively. Return on ordinary shareholders' equity, based on net income excluding net realized gains and losses was 18.7% and 20.0% for the twelve months ended December 31, 2007 and 2006, respectively.

At December 31, 2007, diluted and basic book value per ordinary share was $51.16, as compared to diluted book value of $56.29 and basic book value of $56.45 as at September 30, 2007.

Commenting on the current quarter results, President, Chief Executive Officer and acting Chairman Brian M. O’Hara said:

“I believe that these previously announced fourth quarter charges, while disappointing, have reduced uncertainty and increased investors’ ability to recognize the strength of XL’s diversified and global insurance and reinsurance franchise, which continues to perform very well as evidenced by our full year combined ratio of 88.8%. In addition, our investment fund and manager affiliates have had another strong performance in 2007. We remain committed to building shareholder value as we execute our strategy.”

SEGMENT HIGHLIGHTS – FOURTH QUARTER 2007 VERSUS FOURTH QUARTER 2006
Insurance

Underwriting profit for the quarter ended December 31, 2007 was $17.7 million compared with $63.0 million in the prior year period.  Included in the current quarter’s underwriting results is net favorable prior year development of $33.5 million, as compared with $20.1 million in the prior year period.

●
Gross premiums written decreased 7.4% primarily due to competitive market conditions across most lines in the current quarter and specific exposure initiatives, partially offset by favorable changes in foreign exchange rates and an increase in long-term agreements.

●	Net premiums earned decreased 3.8% as a result of the earned impact of lower levels of net premiums written in previous quarters.

●
The combined ratio was 98.3% compared with 94.6% for the prior year period. The loss ratio excluding the impact of net prior year development for the current and prior year quarter was 68.6% and 65.5%, respectively.

Reinsurance

Underwriting profit for the quarter ended December 31, 2007 was $90.4 million compared with $128.3 million for the prior year period.  Included in the current quarter’s underwriting results is net favorable prior year development of $59.1 million, as compared with $82.8 million in the prior year period.

●
Gross premiums written decreased by 52.4% due primarily to timing differences on certain large contracts, as well as premium adjustments in the prior year quarter.  Excluding these items, gross premiums written decreased $80.1 million or 27% compared to the prior year, principally due to selective treaty cancellations and competitive market conditions.

●	Net premiums earned decreased 4.3% reflecting the effects of lower net premiums written throughout the year.

●
The combined ratio was 84.8% compared with 79.4% in the prior year period.  The loss ratio excluding the impact of net prior year development for the current and prior year quarter was 66.5% and 63.8%, respectively.

Life Operations

Gross premiums written were $154.3 million compared with $207.1 million in the prior year quarter.  Contributing to the decrease was a $78.7 million single premium annuity contract that was included in the prior year quarter, which was partially offset by continued growth in the regular premium business.  The fourth quarter 2007 included a $25.4 million increase in policy and benefit reserves with respect to certain novated blocks of U.S.-based term-life mortality reinsurance business.  Contribution from life operations was $4.0 million as compared with $25.6 million in the fourth quarter last year.  Included in contribution for the current quarter is a foreign exchange loss of $3.9 million as compared with a foreign exchange gain of $2.5 million in the prior year quarter.

Investment Operations

Net investment income from P&C operations, excluding investment income from Structured Products, increased 15.0% from the prior year period to $326.8 million primarily due to higher investment yields.  Net income from investment affiliates was $70.6 million in the fourth quarter of 2007 compared with $94.4 million in the fourth quarter of 2006.  Net loss from investment manager affiliates was $9.8 million as compared to net income of $49.7 million for the prior year period.

Total net realized losses on investments were $470.6 million, which includes $416.3 million for “other than temporary impairments” primarily related to deterioration in structured credit assets and $54.3 million from realized losses.

Net unrealized losses on investments, net of tax, were $332.5 million at December 31, 2007 compared with net unrealized losses, net of tax of $452.2 million at September 30, 2007 and net unrealized gains, net of tax, of $410.5 million at December 31, 2006, respectively. The decrease in net unrealized losses of $119.7 million for the quarter was substantially due to realized losses and charges for other than temporary impairments and declining U.S. and U.K. government interest rates.  This was partially offset by widening credit spreads on corporate and structured credit investments.  The Company has also posted on its website Structured Credit data to provide detail on its exposures as at December 31, 2007.

Other Items

During the quarter, the Company repurchased 1.78 million ordinary shares at an average price of $69.81 per share.  For the full year, the Company repurchased 14.98 million ordinary shares at an average price of $75.05 per share.  As at December 31, 2007, there were 177.9 million ordinary shares issued and outstanding.  The Company redeemed its Series B preference shares for $290.5 million, including a dividend of $0.26 per share or $3.0 million on November 19, 2007.  The Company also paid a dividend on the Company’s Ordinary shares of $0.38 per share on December 28, 2007.

Total operating expenses were $287.3 million for the fourth quarter 2007, a decrease from $365.5 million in the prior year quarter. The decrease is primarily due to the inclusion of $23.5 million of operating expenses of SCA in the prior year quarter, together with a decrease in both professional fees and performance-based compensation costs.

Foreign exchange gains were $39.7 million compared with a loss of $14.0 million in the prior year quarter.

All financial information contained in this release is unaudited and subject to revision pending the completion of the audits of XL, SCA and XL’s other affiliates.

#    #    #

The Company will host a conference call to discuss its Fourth Quarter and Year End 2007 results on Wednesday, February 6, 2008 at 10:00 a.m. Eastern time. The conference call can be accessed through a listen-only dial-in number or through a live webcast.  To listen to the conference call, please dial (877) 422-4657 or (706) 679-0474, Conference ID# 30099493.  The webcast will be available on XL’s website located at www.xlcapital.com and will be archived on this site from approximately 1:00 p.m. Eastern time on February 6, 2008 through midnight Eastern time on March 6, 2008.

A telephone replay of the conference call will be available beginning at approximately 1:00 pm. Eastern time on February 6, 2008 until midnight Eastern time on February 27, 2008 dialing (800) 642-1687 or (706) 645-9291, Conference ID #30099493.  An unaudited financial supplement relating to the Company’s fourth quarter 2007 results is available on its website located at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of global insurance and reinsurance coverages to industrial, commercial and professional service firms, insurance companies and other enterprises on a worldwide basis.  As of December 31, 2007, XL Capital Ltd had consolidated assets of $57.9 billion and consolidated shareholders’ equity of $10.1 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) greater risk of loss in connection with obligations guaranteed by certain of our insurance company operating affiliates due to recent deterioration in the credit markets stemming from the poor performance of sub-prime residential mortgage loans; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments, including further volatility, in the world’s credit, financial and capital markets that adversely affect the performance of XL's investments or access to such markets, including but not limited to, further market developments relating to sub-prime and residential mortgages; (e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL's most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands)

	Three Months Ended		Twelve Months Ended
Income Statement Data:	December 31		December 31
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
Revenues:		(Note 1)		(Note 1)
Gross premiums written :
- P&C operations	$1,405,544	$1,659,074	$8,097,760	$8,693,431
- Life operations	154,290	207,093	743,220	686,906
- Financial operations	-	133,603	156,983	405,910

Net premiums written :
- P&C operations	1,139,062	1,322,643	6,297,720	6,569,712
- Life operations	141,915	196,143	698,693	646,608
- Financial operations	-	119,380	130,445	401,127

Net premiums earned:
- P&C operations	1,586,464	1,652,028	6,418,627	6,730,282
- Life operations	166,961	214,981	701,047	646,450
- Financial operations	-	44,306	85,682	192,786
Net investment income	560,513	522,539	2,248,807	1,978,184
Net realized (losses) on investments	(470,648)	(62,963)	(603,268)	(116,458)
Net realized and unrealized (losses) gains on derivative instruments	(14,218)	22,483	(55,451)	101,183
Net income from investment affiliates	70,593	94,424	326,007	269,036
Fee and other income	2,632	8,646	14,271	31,732
Total revenues	$1,902,297	$2,496,444	$9,135,722	$9,833,195
Expenses:
Net losses and loss expenses incurred	$983,704	$971,945	$3,841,003	$4,201,194
Claims and policy benefits	225,775	248,291	888,658	807,255
Acquisition costs	252,664	278,570	1,063,713	1,102,046
Operating expenses	287,315	365,489	1,144,910	1,182,939
Exchange (gains) losses	(39,699)	13,988	(19,734)	89,373
Interest expense	163,401	139,386	621,905	552,275
Amortization of intangible assets	420	420	1,680	2,355
Total expenses	$1,873,580	$2,018,089	$7,542,135	$7,937,437

Net income before minority interest, income tax
and net income from operating affiliates	$28,717	$478,355	$1,593,587	$1,895,758

Minority interest in net income of subsidiary	(66)	14,403	23,928	25,016
Income tax	43,000	42,917	235,758	219,645
Net loss/(income) from operating affiliates	1,044,585	(60,110)	903,945	(111,670)

Net (loss)/income	$(1,058,802)	$481,145	$429,956	$1,762,767
Preference share dividends	(2,984)	(10,081)	(69,514)	(40,322)
Net (loss)/income available to ordinary shareholders	$(1,061,786)	$471,064	$360,442	$1,722,445

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(Shares in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
Income Statement Data (continued) :	December 31		December 31
	(Unaudited)		(Unaudited)
	2007	2006	2007	2006
		(Note 1)		(Note 1)

Weighted average number of ordinary shares and ordinary share equivalents :

Basic	176,802	179,099	178,500	178,793
Diluted	177,467	179,832	179,693	179,450

Per Share Data (Note 2):
Net (loss)/income available to ordinary shareholders	$(6.01)	$2.62	$2.01	$9.60

Ratios – P&C operations :
Loss ratio	62.0%	58.6%	59.8%	62.2%
Expense ratio	31.3%	30.3%	29.0%	27.3%

Combined ratio	93.3%	88.9%	88.8%	89.5%

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation.

Note 2: Average stock options outstanding have been excluded where anti-dilutive to earnings per share. Consequently where there is a net loss, basic weighted average ordinary shares outstanding are used to calculate net loss per share.

XL CAPITAL LTD
SUMMARY CONSOLIDATED FINANCIAL DATA
(U.S. dollars in thousands, except per share amounts)

Balance Sheet Data:	As at	As at
	December 31, 2007	December 31, 2006
	(Unaudited)
		(Note 1)

Total investments available for sale	$36,265,803	$39,350,983

Cash and cash equivalents	3,880,030	2,223,748

Investments in affiliates	2,728,118	2,308,781

Unpaid losses and loss expenses recoverable	4,697,471	5,027,772

Total assets	57,879,233	59,308,870

Unpaid losses and loss expenses	23,186,706	22,895,021

Deposit liabilities	7,920,085	7,857,827

Future policy benefit reserves	6,772,042	6,476,057

Unearned premiums	4,681,989	5,652,897

Notes payable and debt	2,868,731	3,368,376

Total shareholders’ equity	10,102,206	10,131,166

Diluted book value per ordinary share	$51.16	$53.01

Basic book value per ordinary share	$51.16	$53.12

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation.

XL CAPITAL LTD
SUMMARY FINANCIAL IMPACT OF FOURTH QUARTER CHARGES RELATED TO CREDIT MARKET CONDITIONS
Three Months Ended December 31, 2007
(U.S. dollars in thousands, except per share amounts)
(Unaudited)

	Net income (loss) available to ordinary shareholders	Net income excluding net realized gains and losses (1)

SCA related charges:
Reduction in value of investment	$523,725	$ -
XL's share of Q3 net realized and unrealized losses on derivative financial instruments	61,754	-
Excess of loss reserve	300,000	300,000
Facultative loss reserves	30,000	30,000
	915,479	330,000
Primus related charges:
XL's share of Q3 net realized and unrealized losses on derivative financial instruments	46,611	-
XL's share of Q4 net realized and unrealized losses on derivative financial instruments[2]	102,704	-
	149,315	-
Realized losses on investments	470,648	-
	$1,535,442	$ 330,000
Tax effect of above charges	(33,788)	-
Total charges, net of tax	$1,501,654	$ 330,000

Net (loss) to ordinary shareholders / Net income excluding net realized gains and losses[1],as reported	$ (1,061,786)	$ 117,137
Net income available to ordinary shareholders / Net income excluding net realized gains and losses[1],excluding the above charges	$ 439,868	$ 447,137
Per ordinary share results:
Net income available to ordinary shareholders / Net income excluding net realized gains and losses[1],excluding the above charges	$ 2.48	$ 2.52

Reconciliation:
Net income available to ordinary shareholders, excluding the above charges	$ 439,868
Net realized and unrealized losses on investment derivative instruments, net of tax	8,177
Net realized and unrealized losses on credit and structured financial derivative instruments, net of tax	491
Net realized and unrealized (gains) on investments and derivatives of the Company's other insurance company operating affiliates	(1,399)
Net income excluding net realized gains and losses[1],excluding the above charges	$ 447,137

[1]Defined as net income available to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates.

2XL's share of Primus' Q4 net realized and unrealized losses on derivative financial instruments that reduces XL's investment in Primus to $nil at December 31, 2007.

XL CAPITAL LTD
SUMMARY OF CHANGE IN XL'S INVESTMENT IN SCA
(U.S. dollars in thousands)

XL's carrying value as at September 30, 2007		$ 669,848

XL's share of SCA Q3 net realized and unrealized losses on derivative financial instruments	(61,754)

XL's share of SCA Q3 net income excluding net realized and unrealized losses on derivative financial instruments	19,627

XL's share of SCA Q3 net loss		(42,127)

XL's share of the Q3 change in SCA accumulated other comprehensive income		13,574

XL's share of SCA Q3 dividend		(601)

Reduction in value of investment		(523,725)

XL's carrying value as at December 31, 2007 Market price of $3.89 per share (Note 1)		$ 116,969

Note 1 : SCA has not released its fourth quarter and full year results at the time of this release. If XL's share of SCA's shareholders' equity at December 31, 2007 is materially lower than $117 million, then XL may record an additional charge of up to $117 million in its year end audited financial statements.

XL CAPITAL LTD
RECONCILIATION – THREE MONTHS
The following is a reconciliation of the Company’s (i) net income (loss) available to ordinary shareholders to ‘net income (loss) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax’ for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates (which is a non-GAAP measure, the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income (loss) minus the Exclusions) to average ordinary shareholders’ equity for the three and twelve months ended December 31, 2007 and 2006 (U.S. dollars in thousands, except per share amounts):

	Three Months Ended
	December 31
	(Unaudited)
	2007	2006
		(Note 1)
Net income available to ordinary shareholders	$(1,061,786)	$471,064

Net realized losses on investments, net of tax	436,860	61,780

Net realized and unrealized losses (gains) on investment derivatives, net of tax	8,177	(18,705)

Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	491	(352)

Reduction in value of investment in SCA	523,725	-

XL's share of SCA's Q3 net realized and unrealized losses on investments and derivative financial instruments	61,754	-

XL's share of Primus' Q3 net realized and unrealized losses on investments and derivative financial instruments	46,611	(3,426)
XL's share of Primus' Q4 net realized and unrealized losses on investments and derivative financial instruments (Note 3)	102,704	-
Net realized and unrealized (gains) on investments and derivatives of the Company's other insurance company operating affiliates	(1,399)	-

Net income excluding net realized gains and losses (Note 2)	$117,137	$510,361

Per ordinary share results:
Net income available to ordinary shareholders	$(6.01)	$2.62

Net income excluding net realized gains and losses (Note 2)	$0.66	$2.84

Weighted average ordinary shares outstanding:
Basic	176,802	179,099
Diluted	177,467	179,832

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity	$9,623,249	$9,310,071

Net income excluding net realized gains and losses (Note 2)	$117,137	$510,361

Annualized net income excluding net realized gains and losses (Note 2)	$468,548	$2,041,444

Annualized Return on Ordinary Shareholders' Equity - Net income excluding net realized gains and losses (Note 2)	4.9%	21.9%

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation.
Note 2 : Defined as "net income available to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for SCA and the Company's other insurance company operating affiliates."

Note 3 : XL's share of Primus' Q4 net realized losses on investments and derivative financial instruments that reduces XL's investment in Primus to $nil at December 31, 2007.

XL CAPITAL LTD
RECONCILIATION – TWELVE MONTHS

	Twelve Months Ended
	December 31
	(Unaudited)
	2007	2006
		(Note 1)
Net income available to ordinary shareholders	$360,442	$1,722,445

Net realized losses on investments, net of tax	555,437	113,318

Net realized and unrealized losses (gains) on investment derivatives, net of tax	39,785	(71,592)

Net realized and unrealized losses (gains) on credit and structured financial derivatives, net of tax	28,892	(846)

Reduction in value of investment in SCA	523,725	-

XL's share of SCA's net realized and unrealized losses on investments and derivative financial instruments	76,700	-

XL's share of Primus' net realized and unrealized losses on investments and derivative financial instruments	62,330	(7,349)

XL's share of Primus' Q4 net realized and unrealized losses on investments and derivative financial instruments (Note 3)	102,704	-

Net realized and unrealized (gains) on investments and derivatives of the Company's other insurance company operating affiliates	(3,745)	-

Net income excluding net realized gains and losses (Note 2)	$1,746,270	$1,755,976

Per ordinary share results:
Net income available to ordinary shareholders	$2.01	$9.60

Net income excluding net realized gains and losses (Note 2)	$9.72	$9.79

Weighted average ordinary shares outstanding:
Basic	178,500	178,793
Diluted	179,693	179,450

Return on Ordinary Shareholders' Equity:
Average Ordinary Shareholders' Equity	$9,357,936	$8,783,989

Net income excluding net realized gains and losses (Note 2)	$1,746,270	$1,755,976

Return on Ordinary Shareholders' Equity - Net income excluding net realized gains and losses (Note 2)	18.7%	20.0%

Note 1: Certain amounts in 2006 have been reclassified to conform with the current period presentation.

Note 2 : Defined as "net income available to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for SCA and the Company's other insurance company operating affiliates."

Note 3 : XL's share of Primus' Q4 net realized losses on investments and derivative financial instruments that reduces XL's investment in Primus to $nil at December 31, 2007.

Comment on Regulation G

This press release contains the presentation of (i) net income (loss) excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates (the “Exclusions”) and (ii) annualized return on ordinary shareholders’ equity (based on net income minus the Exclusions) to average ordinary shareholders’ equity.  These items are “non-GAAP financial measures” as defined in Regulation G.  The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance.  This presentation includes the use of ‘net income excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations, and of those of SCA and the Company’s other insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process.  In addition, under applicable GAAP accounting requirements, losses can be created as the result of other-than-temporary declines in value without actual realization.  In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance. Unlike these credit derivatives, XL’s weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing net income (loss) exclusive of the items mentioned above enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder’s equity (“ROE”) excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax, for the Company and its share of these items for SCA and the Company’s other insurance company operating affiliates (the “Exclusions”), is a widely used measure of any company’s profitability. Annualized return on average ordinary shareholders’ equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target ROEs (minus the Exclusions) for its total operations, segments and lines of business. If the Company’s ROE (minus the Exclusions) return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, the Company’s compensation of its senior officers is dependant upon, among other things, the achievement of the Company’s performance goals to enhance shareholder value which include ROE (minus the Exclusions).